Exhibit 10.13

AMENDED AND RESTATED PROMISSORY NOTE

$	Effective as of February 28, 2014

FOR VALUE RECEIVED, each of Victory Electronic Cigarettes Corporation, a Nevada corporation (“Victory Parent”), and VCIG LLC, a Delaware limited liability company (“Victory Subsidiary” and together with Victory Parent, the “Company”) hereby, jointly and severally, promises to pay to the order of             (“Holder”), the principal sum of             ($        ), together with interest as described in Section 1 below, in accordance with the provisions of this promissory note (this “Note”).

This Note is one of a series of promissory notes (the “Series of Notes”) issued pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 12, 2014, by and among Victory Parent, Victory Subsidiary, FIN Electronic Cigarette Corporation, Inc., and Elliot B. Maisel, as Representative of the Shareholders stated therein, and constitutes one of the “Promissory Notes” as defined in the Merger Agreement.

On the date hereof, the Holder and the other holders of the Series of Notes have assigned to Dominion Capital LLC (“Dominion”) an aggregate of $4,000,000 of the Series of Notes, which the Company hereby represents will be exchanged on May 30, 2014 for a different series of notes issued by the Company. This Amended and Restated Promissory Note is an amendment and restatement, which replaces and supersedes that certain Promissory Note (the “Original Note”) made by the undersigned to Holder in the original principal amount of $        , dated February 28, 2014, which Original Note is hereby amended and restated to read in its entirety as set forth herein on the date hereof, but is nevertheless effective as of February 28, 2014. All references to the “Note” in any document executed in connection with the Original Note or this Amended and Restated Promissory Note shall from and after the date hereof refer to this Amended and Restated Promissory Note.

1. Scheduled Payments.

(a) Principal. The entire outstanding principal balance owed and all unpaid interest accrued under this Note shall become due and payable in full on the earlier of (i) September 15, 2014 or (ii) the date the Company or any of its subsidiaries or affiliates issues any new debt obligations that are senior to the Series of Notes or not otherwise disclosed on Schedule 3(a) hereto or (iii) the date the Company or any of its subsidiaries or affiliates issues an aggregate of more than $2,000,000 of capital stock (except (1) as provided in Section 2 or (2) in connection with the acquisition of the capital stock or assets of another entity or a merger with or into another entity) or other equity interests in the Company or otherwise receives a capital injection (the earlier being herein referred to as the “Maturity Date”), subject to any optional prepayments of principal allowed under Section 1(c); provided that the Company may issue an aggregate of more than $2,000,000 of any additional capital stock if the Company promptly following such issuances prepays the Series of Notes pro rata in an aggregate amount equal to fifty percent (50%) of the amount actually received by the Company in excess of $2,000,000 in the aggregate from such issuances. If the outstanding principal and interest have not already become due and owing pursuant to 1(a)(ii) or (iii) above, the Maturity Date may be automatically extended to October 15, 2014 upon payment by the Company to all holders of the Series of Notes on or before September 15, 2014 an amount equal to (x) $2,000,000, multiplied by (y) an amount equal to the original outstanding principal amount of this Note (as of May 30) divided by $11,375,000. The $2,000,000 payment on the Series of Notes shall first be applied to outstanding interest, with any remaining amount being applied to principal.

(b) Interest. Interest shall accrue on the outstanding principal balance owed under this Note at a rate of eighteen percent (18%) per annum (the “Interest Rate”) from the effective date of this Note, i.e., February 28, 2014, to the date upon which all unpaid amounts of principal and interest owed under this Note are paid in full. The Interest Rate shall be calculated on the basis of the actual number of days elapsed and a year of 360 days, consisting of twelve 30 calendar day periods.

(c) Optional Prepayments. The Company may at any time prepay, without premium or penalty, all or any portion of the Company’s obligations under this Note.

(d) Pro Rata Payments. The Company hereby agrees to make any and all payments under any and all of the Promissory Notes issued in connection with the Merger Agreement to the respective holders of such Promissory Notes on a pro rata basis based upon each such holder’s percentage determined by dividing the original outstanding principal amount of such holder’s Promissory Note by $11,375,000, and the Company shall take all actions necessary to effect such pro rata payment.

2. Payment of Note and Issuance of Stock. All payments and prepayments of principal and interest on this Note shall be made to Holder in lawful money of the United States of America by wire transfer of immediately available funds to a United States bank account designated in writing by Holder (or at such other place as the holder hereof shall notify the Company in writing). In the event the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, is not paid in full by June 9, 2014 (the “Incentive Payment Date”), on each Business Day (as defined in the Merger Agreement) following the Incentive Payment Date, Victory Parent shall issue to Holder, at no expense or cost to Holder, such number of shares of Victory Parent’s common stock as equal to the Daily Incentive Share Amount (as defined below) until the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, is paid in full. For purposes of this Note, the “Daily Incentive Share Amount” shall mean the number of shares of Victory Parent’s common stock equal to the following: (i) the original outstanding principal amount of this Note divided by $11,375,000, multiplied by (ii) 12,500; provided, however, for each Business Day that follows a non-Business Day or non-Business Days (a “Catch-Up Business Day”), the Daily Incentive Share Amount for such Catch-Up Business Day shall be increased to include such additional number of shares of Victory Parent’s common stock equal to the Daily Incentive Share Amount multiplied by the number of non-Business Days ending since the most recent Business Day prior to such Catch-Up Business Day. Notwithstanding anything in this Note to the contrary, the maximum number of shares of its common stock that Victory Parent shall be obligated to issue under this Note shall equal (i) 500,000, multiplied by (ii) an amount equal to the original outstanding principal amount of this Note divided by $11,375,000. The Company hereby agrees to take all actions necessary to cause the issuance of any and all of the shares of Victory Parent’s common stock obligated to be issued under this Note on the next Business Day after such obligations matures, including, without limitation, directing its transfer agent to promptly issue (on a daily basis) any and all stock certificates representing such shares to Holder and amending the certificate of incorporation and other organizational documents of Victory Parent to authorize such number of shares as necessary to permit any and all issuances hereunder. The Company further agrees to not take any actions that shall prevent or restrict the issuance of all of the shares of Victory Parent’s common stock obligated to be issued under this Note or that would decrease or diminish the economic benefit intended for and negotiated by Holder with respect to the issuance of all of the shares of Victory Parent’s common stock obligated to be issued under this Note. In addition, in the event any shares of Victory’s common stock are issued pursuant to this Note, the Company hereby agrees that it shall take any actions necessary to include the Holder as a Holder under the Registration Rights Agreement of even date herewith (the “Registration Rights Agreement”), by and among Victory Parent and the Shareholders and which is further described in the Merger Agreement or otherwise provide the identical rights to the Holder as provided to the Holders under the Registration Rights Agreement.

3. Representations and Warranties.

(a) The Company represents to Holder that, (i) except as set forth on Schedule 3(a) hereto, between February 28, 2014 to May 30, 2014 neither it nor its subsidiaries or affiliates has incurred additional debt or issued any additional equity and (ii) there has been no material change to Company’s financial condition which has had or reasonably could be expected to have a material adverse effect on Company’s ability to repay the Series of Notes. The Company will use its best commercial efforts to deliver to Holder subordination agreements in form and substance reasonably acceptable to Holder executed by the holders of the debt identified on Schedule 3(a) within thirty (30) days of May 30, 2014.

(b) The Company represents that it has disclosed to the Holder all agreements, instruments, and other restrictions to which Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on Company’s ability to pay the Series of Notes.

(c) The Company warrants that neither it nor its subsidiaries or affiliates shall incur any additional indebtedness that is senior to the Notes or issue an aggregate of more than $2,000,000 of any additional stock or other equity interest (except (1) as provided in Section 2 or (2) in connection with the acquisition of the capital stock or assets of another entity or a merger with or into another entity) prior to repaying all obligations (regardless of when they become due) under the Series of Notes; provided that the Company may issue an aggregate of more than $2,000,000 of any additional stock or other equity interest if the Company promptly following such issuances prepays the Series of Notes pro rata in an aggregate amount equal to fifty percent (50%) of the amount actually received by the Company in excess of $2,000,000 in the aggregate from such issuances. The Company will repay all obligations under the Series of Notes prior to paying the cash portion of the purchase price in connection with the Company’s planned acquisition of the capital stock of Ten Motives Ltd.

(d) The Company warrants that it shall furnish the Holder written notice of any development that results in, or could reasonably be expected to result in, a material adverse effect on the Company or its ability to repay the Series of Notes within three (3) days of the occurrence of such development.

(e) The Company further represents, acknowledges and agrees that Invoice # FB-168 dated 05/08/2013 from Firefly Corporation Ltd. (“Firefly”) to Fin Branding Group LLC (“FBG”) and Invoice FB-169 dated 12/08/13 and Invoice FB-172 dated 01/20/14 from Firefly to FBG were disclosed pursuant to the Merger Agreement (the “Invoices”). The Company further warrants that it shall pay, or cause its subsidiaries to pay, to Desonic Electronic Co., Ltd, (“Desonic”) the amounts owed pursuant to the Invoices.

(f) The Company shall pay all reasonable fees and expenses of counsel to the Holders of the Series of Notes incurred in connection with the negotiation and execution of the Series of Notes within five Business Days of receipt of an invoice for such fees and expenses.

4. Events of Default. Upon the occurrence of any one or more of the following events (each, an “Event of Default”), Holder may, by notice of default and acceleration given to the Company, accelerate the Maturity Date and declare the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, immediately due and payable:

(a) If the Company (i) fails to pay when due any amount (whether interest, principal or other amount) then payable under this Note or (ii) otherwise breaches any other term or provision of this Note, which breach shall (to the extent it is curable) remain uncured for a period of five (5) Business Days;

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (each, a “Bankruptcy Law”), either of Victory Parent or Victory Subsidiary shall: (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; (v) be unable to pay its debts as they become due; or (vi) be insolvent by any other measure;

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against either of Victory Parent or Victory Subsidiary in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official of either of Victory Parent or Victory Subsidiary or substantially all of the properties of either of Victory Parent or Victory Subsidiary; or (iii) orders the liquidation of either of Victory Parent or Victory Subsidiary, and in each case the order or decree is not dismissed within sixty (60) days;

(d) the sale, transfer or license of all or substantially all of the assets of either of Victory Parent or Victory Subsidiary, the sale of any equity securities of Victory Subsidiary or any transaction that results in the stockholders of Victory Parent as of the date hereof not owning at least a majority of the outstanding capital stock of Victory Parent; or

(e) The liquidation, dissolution or winding up of either of Victory Parent or Victory Subsidiary.

5. Collection Costs; Remedies; Waiver. In the event this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, the Company hereby agrees to pay to Holder an amount equal to all such costs, including without limitation all reasonable attorney’s fees and all court costs. The rights and remedies of Holder under this Note shall be cumulative and not alternative, including, without limitation, the Adjusted Interest Rate, the Daily Incentive Share Amount and any right to acceleration and collection of the amounts due hereunder, all of which shall be available cumulative rights and remedies of Holder hereunder and none of such rights and remedies shall be deemed to be in lieu of one another or any other right to collect the amounts owed hereunder or otherwise. No waiver by Holder of any right or remedy under this Note shall be effective unless in writing and signed by Holder. No failure or delay of Holder in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy, or any abandonment or discontinuance of steps to enforce such a right or remedy, preclude any other or further exercise thereof or the exercise of any other right or remedy. The Company hereby waives presentment for payment, demand, protest, and notice of demand, protest and nonpayment, and any other notice that might be required by law.

6. Replacement and Cancellation.

(a) Replacement of Lost Note. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (provided that, if Holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon the surrender of such Note to the Company at its principal office, the Company shall (at Holder’s expense) execute and deliver, in lieu thereof, a new Note representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated so that there will be no loss of interest on such Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note.

(b) Cancellation. After all principal, accrued interest and all other amounts at any time owed under this Note have been paid in full, this Note shall be surrendered to the Company for cancellation.

7. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day that is not a Business Day the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

8. Merger Agreement. This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Merger Agreement. Capitalized terms used in this Note without separate definition shall have the respective meanings given to them in the Merger Agreement.

9. Governing Law. This Note shall be governed by and construed according to the laws of the State of Delaware, except to the extent preempted by applicable laws of the United States of America. To the fullest extent permitted by applicable law, each of the Company and Holder agrees (i) that any claim, action or proceeding by such party seeking any relief arising out of, or in connection with, this Note or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of Alabama or any Alabama state court, in each case located in Mobile County, Alabama and not in any other State or Federal court, (ii) to submit to the exclusive jurisdiction of such courts and to waive and agree not to assert any objection that the laying of such venue has been brought in an inconvenient forum and (iii) that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. It is the intention of the Company and Holder to conform strictly to all laws applicable to Holder and the Company that govern or limit the interest and loan charges that may be charged in respect of the indebtedness evidenced hereby. Anything in this Note to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the loans or otherwise, shall the interest and loan charges agreed to be paid to Holder for the use of the money advanced or to be advanced under this Note exceed the maximum amounts collectible pursuant to applicable law. The Company and Holder have agreed that if for any reason whatsoever the interest or loan charges paid or contracted to be paid by the Company to Holder in respect of this Note shall exceed the maximum amount collectible under the laws applicable to Holder, then, in that event, and notwithstanding anything to the contrary in this Note or any other document (i) the aggregate of all consideration that constitutes interest or loan charges under the law applicable to Holder that is contracted for, taken, reserved, charged or received under this Note under no circumstances shall exceed the maximum amounts allowed by such applicable law, and any excess paid to Holder shall be credited by Holder on the principal amount of this Note (or, to the extent the principal amount outstanding under this Note has been or thereby would be paid in full, refunded to the Company), and (ii) in the event that the maturity of this Note is accelerated as set forth herein, then such consideration that constitutes interest or loan charges under the law applicable to Holder may never include more than the maximum amounts allowed by the law applicable to Holder, and any excess interest or loan charges provided for herein shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Holder on the principal amount of this Note (or, to the extent the principal amount of this Note has been or thereby would be paid in full, refunded by Holder to the Company).

10. Severability; Successors and Assigns. Time is of the essence of this Note. In the event any one or more or the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby, and the Company and Holder will amend or otherwise modify this Note to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Company and Holder to the maximum extent permitted by applicable law. This Note may not be assigned or transferred by the Company except by operation of law. Any transfer or assignment in violation of this Section 10 shall be void.

11. Amendments. No supplement, modification or amendment of any term, provision or condition of this Note shall be binding or enforceable unless executed in writing by the Company and Holder.

12. Setoff. The Company may not setoff any claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent (collectively, “Claims”), which the Company may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Holder existing or occurring prior to the date of this Note including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by this Note against any payments due under this Note. The Company is not aware of any Claims which the Company may have or claim to have now or which may hereafter arise which would give the Company a right of setoff under the Note. The provisions of this paragraph shall inure to the benefit of Holder and its successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Amended and Restated Promissory Note as of May     , 2014, with an effective date of February 28, 2014.

VICTORY ELECTRONIC CIGARETTES CORPORATION

By:
Name:
Title:

VCIG LLC

By:
Name:
Title:

By:
Name:
Title: